UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2014, Basic Energy Services, Inc. (“Basic”) entered into an amendment to its existing amended and restated $300,000,000 revolving credit facility with a syndicate of lenders and Bank of America, N.A., as administrative agent for the lenders (the “Amendment”), that, among other things:

•	permits the prepayment, purchase or other satisfaction of senior notes by the borrower in an aggregate principal amount not to exceed $100,000,000, provided that certain requirements are met;

•	permits the disposition of those senior notes prepaid, purchased or otherwise satisfied by the borrower or any other loan party (the “Permitted Purchased Notes”), provided that certain requirements are met;

•	permits the cancellation or other satisfaction of any Permitted Purchased Notes; and

•	removes Permitted Purchased Notes and any interest or gain therefrom from the calculations of consolidated interest coverage ratio, consolidated EBITDA, consolidated leverage ratio and consolidated net income.

A copy of the Amendment is being filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above description of the Amendment is qualified in its entirety by the full text of such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 15, 2014, among Basic as Borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: December 19, 2014	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 15, 2014, among Basic as Borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer.